EXHIBIT 99

FROM:     BALLY ENTERTAINMENT CORPORATION
          8700 Bryn Mawr Avenue
          Chicago, IL  60631

          MWW/Strategic Communications, Inc.
          Public Relations - Tel. (201) 507-9500
          Contact: Laurie Terry - Email: lterry@mww.com
                   Michael W. Kempner - Email: mkempner@mww.com

                                                           FOR IMMEDIATE RELEASE

BALLY ENTERTAINMENT CORPORATION TO REDEEM SERIES D CONVERTIBLE
EXCHANGEABLE PREFERRED STOCK

              CHICAGO, May 23, 1996 -- Bally Entertainment Corporation (NYSE:BLY) announced today that it will redeem all of its outstanding Series D Convertible Exchangeable Preferred Stock (the Preferred Stock) on June 24, 1996 (the Redemption Date) at a price of $50.40 per share plus accrued and unpaid dividends to the Redemption Date. Dividends on the Preferred Stock designated to be redeemed shall cease to accrue on and after the Redemption Date. The conversion price of the Preferred Stock is $22.52. The right to convert the Preferred Stock to be redeemed into common stock of Bally Entertainment Corporation will terminate at the close of business on June 14, 1996.
              Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The Company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, a dockside casino and hotel in Robinsonville, Mississippi (near Memphis, Tennessee) and a riverboat casino in New Orleans, Louisiana.